Assured Guaranty Ltd. Reports Results for Second Quarter 2020

GAAP Highlights

•	Net income attributable to Assured Guaranty Ltd. was $183 million, or $2.10 per share,(1) for second quarter 2020.

•	Shareholders’ equity attributable to Assured Guaranty Ltd. per share reached a new record of $76.66 as of June 30, 2020.

Non-GAAP Highlights

•	Adjusted operating income(2) was $119 million, or $1.36 per share, for second quarter 2020.

•	Adjusted operating shareholders’ equity(2) per share and adjusted book value (ABV)(2) per share reached new records of $71.34 and $104.63, respectively, as of June 30, 2020.

Total Capital Returned to Shareholders

•	Total capital returned to shareholders was $181 million, including share repurchases of $164 million, or 6.0 million shares, in second quarter 2020.

Insurance Segment(3)

•	Adjusted operating income was $154 million for second quarter 2020.

•	Gross written premiums (GWP) were $149 million for second quarter 2020.

•	Present value of new business production (PVP)(4) was $96 million for second quarter 2020.

Asset Management Segment(3)

•	Andrew Feldstein has decided to leave Assured Guaranty and its subsidiary BlueMountain Capital Management, LLC.

•
David Buzen, Deputy Chief Investment Officer at BlueMountain, appointed Chief Executive Officer and Chief Investment Officer of BlueMountain and Head of Asset Management and Chief Investment Officer at Assured Guaranty.

•	Adjusted operating loss was $9 million for second quarter 2020, including $3 million in amortization of intangible assets.

•	Launched liquid asset strategy, with initial focus on municipal securities.

•	Liquidation of wind-down funds continued with $541 million in net outflows for second quarter 2020.

Hamilton, Bermuda, August 7, 2020 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended June 30, 2020 (second quarter 2020).

“During these unprecedented economic and market conditions, Assured Guaranty achieved its strongest second-quarter result for direct new insurance business production since the acquisition of AGM in July 2009, writing 71% more PVP than in last year’s second quarter,” said Dominic Frederico, President and CEO. “We generated premiums in each of our insurance product lines - U.S. public finance, international infrastructure and structured finance.  Along with our continued capital management program, this helped drive our adjusted book value above $100 per share for the first time in our history.

(1)	All per share information for net income and adjusted operating income is based on diluted shares.

(2)
Adjusted operating income, adjusted operating shareholders' equity and adjusted book value were formerly known as "Non-GAAP operating income", "Non-GAAP operating shareholders' equity" and "Non-GAAP adjusted book value", respectively. Please see “Explanation of Non-GAAP Financial Measures.”

(3)
Beginning in the fourth quarter of 2019, with the acquisition of BlueMountain Capital Management, LLC and expansion into the asset management business, the Company now operates in two distinct operating segments: Insurance and Asset Management. The Company also has a Corporate division; please see "Summary Financial Results" table below. Adjusted operating income is the Company's segment measure.

(4)	Please see “Explanation of Non-GAAP Financial Measures.”

We believe that we are well positioned to withstand the potential financial stress that could result from the pandemic, based on our low insured leverage, granular and diversified insured portfolio, strong liquidity position and significant excess capital. S&P Global Ratings concurred on July 16th, when it reaffirmed the financial strength ratings of our insurance subsidiaries at AA with a Stable Outlook, citing our ‘excellent capital and earnings,’ ‘exceptional’ liquidity, ‘very strong competitive position,’ and increased opportunities for new business underwriting.”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended
	June 30,
	2020	2019

GAAP Highlights
Net income (loss) attributable to AGL	$183	$142
Net income (loss) attributable to AGL per diluted share	2.10	1.39
Weighted average shares	87.0	101.9

Non-GAAP Highlights
Adjusted operating income (loss)
Insurance(1)	$154	$161
Asset Management(1)	(9)	—
Corporate	(26)	(26)
Other	—	6
Adjusted operating income (loss)(2)	$119	$141
Adjusted operating income per diluted share(2)	$1.36	$1.38
Weighted average diluted shares	87.0	101.9

	As of
	June 30, 2020		December 31, 2019
	Amount	Per Share	Amount	Per Share

Shareholders' equity attributable to AGL	$6,444	$76.66	$6,639	$71.18
Adjusted operating shareholders' equity (2)	5,997	71.34	6,246	66.96
ABV (2)	8,796	104.63	9,047	96.99

Common Shares Outstanding	84.1		93.3
________________________________________________

(1)	Adjusted operating income (loss) represents the Company's segment measure.

(2)	Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.

Shareholders' equity attributable to AGL decreased in the six-month period ended June 30, 2020 primarily due to share repurchases and dividends, partially offset by net income. Adjusted operating shareholders' equity decreased in the six-month period ended June 30, 2020 as adjusted operating income was offset mainly by share repurchases and dividends. ABV also decreased primarily due to share repurchases and dividends, partially offset by net premiums written.

As of June 30, 2020, on a per share basis, shareholders' equity attributable to AGL, adjusted operating shareholders' equity and ABV all reached new records.

Insurance Segment

The Insurance segment primarily consists of the Company's domestic and foreign insurance subsidiaries and their wholly owned subsidiaries that provide credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets. The Insurance segment also includes the income (loss) from its proportionate equity interest in Assured Investment Management funds. The Insurance segment is presented without giving effect to the consolidation of variable interest entities (VIEs).

Insurance Results
(in millions)

	Quarter Ended
	June 30,
	2020	2019
Revenues
Net earned premiums and credit derivative revenues	$125	$127
Net investment income	82	110
Commutation gains (losses)	38	1
Other income (loss)	1	3
Total revenues	246	241

Expenses
Loss expense (benefit)	39	(15)
Amortization of deferred acquisition costs (DAC)	4	4
Employee compensation and benefit expenses	29	34
Other operating expenses	18	17
Total expenses	90	40
Equity in net earnings of investees	26	1
Adjusted operating income (loss) before income taxes	182	202
Provision (benefit) for income taxes	28	41
Adjusted operating income (loss)	$154	$161

Insurance adjusted operating income for second quarter 2020 was $154 million, compared with adjusted operating income of $161 million for the three-month period ended June 30, 2019 (second quarter 2019). The decrease was mainly due to the following:

•
Loss expense of $39 million in second quarter 2020, compared with a benefit of $15 million in second quarter 2019. Loss expense in second quarter 2020 was primarily attributable to certain Puerto Rico exposures. Loss expense in second quarter 2019 was a net benefit mainly driven by second-lien U.S. residential mortgage-backed securities (RMBS) exposures, partially offset by loss expense on certain Puerto Rico exposures.

•
Net investment income decreased in second quarter 2020, compared with second quarter 2019, primarily due to a decrease in the average balance of the portfolio of securities purchased for loss mitigation purposes, which typically earn a higher yield than the externally managed portfolio of fixed maturity securities. In second quarter 2019, a large transaction in the loss mitigation portfolio was settled resulting in additional income that did not recur in second quarter 2020.  Net investment income also decreased due to a lower average balance in the externally managed fixed-maturity and short-term investment portfolio, which declined due to dividends paid out of the insurance subsidiaries that were used for AGL share repurchases, and a shift of assets to funds managed by Assured Investment Management, and other alternative investments.  Assured Investment Management funds are recorded at fair value through the Insurance segment income statement in the line item equity in net earnings of investees (see below). To the extent additional assets are shifted to funds managed by Assured Investment Management and other alternative investments, the presentation of the corresponding income in the statement of operations may also shift from net investment income to equity in net earnings of investees.

•
Net earned premiums and credit derivative revenues declined slightly compared with second quarter 2019. Structured finance net earned premiums and credit derivative revenues declined $13 million due to lower accelerations from terminations and the scheduled decline in the structured finance portfolio. However, public finance net earned premiums increased in second quarter 2020 compared with second quarter 2019 due to higher accelerations from refundings and terminations as well as a modest increase in scheduled earned premiums due to higher levels of premiums written in recent periods. Total accelerations were $32 million in second quarter 2020 compared with $29 million in second quarter 2019.

These decreases were partially offset by the following:

•
A commutation gain of $38 million in second quarter 2020 compared with $1 million in second quarter 2019. In second quarter 2020, the Company reassumed $336 million in par from its largest remaining legacy financial guaranty reinsurer.

•
Equity in net earnings of investees primarily consists of investments in Assured Investment Management funds, which are recorded at fair value. Assured Investment Management funds recorded a gain of $26 million in second quarter 2020, mostly generated by the collateralized loan obligation (CLO) and healthcare fund investments.

•
The effective tax rate was 15.6% in second quarter 2020 compared with 20.2% in second quarter 2019. The effective tax rate fluctuates from period to period based on the proportion of income in different tax jurisdictions.

Economic Loss Development

The economic loss development in second quarter 2020 of $34 million was primarily attributable to Puerto Rico exposures. Net economic loss development in U.S. RMBS of $1 million was mainly attributable to increased delinquencies, offset by higher excess spread. The economic development attributable to changes in discount rates was a loss of $1 million in second quarter 2020.

Roll Forward of Net Expected Loss to be Paid (1)
(in millions)

	Net Expected Loss to be Paid/(Recovered) as of March 31, 2020	Economic Loss/ (Benefit) Development	Losses (Paid)/ Recovered	Net Expected Loss to be Paid/(Recovered) as of June 30, 2020

Public finance	$519	$32	$21	$572
U.S. RMBS	104	1	23	128
Other structured finance	37	1	(3)	35
Total	$660	$34	$41	$735
________________________________________________

(1)
Economic loss/(benefit) development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts. Economic loss development is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid includes all transactions insured by the Company, whether written in insurance or credit derivative form, regardless of the accounting model prescribed under accounting principles generally accepted in the United States of America (GAAP).

New Business Production

GWP relates to both financial guaranty insurance and specialty insurance and reinsurance contracts. Financial guaranty GWP includes (1) amounts collected upfront on new business written, (2) the present value of future contractual or expected premiums on new business written (discounted at risk free rates), and (3) the effects of changes in the estimated lives of transactions in the inforce book of business. Specialty insurance and reinsurance GWP is recorded as premiums are due. Credit derivatives are accounted for at fair value and therefore are not included in GWP.

The non-GAAP measure, PVP, on the other hand, includes upfront premiums and the present value of expected future installments on new business at the time of issuance, discounted at the approximate average pre-tax book yield of fixed maturity securities purchased during the prior calendar year, for all contracts whether in insurance or credit derivative form. See “Explanation of Non-GAAP Financial Measures” at the end of this press release.

New Business Production
(in millions)

	Quarter Ended June 30,
	2020			2019
	GWP	PVP (1)	Gross Par Written (1)	GWP	PVP (1)	Gross Par Written (1)

Public finance - U.S.	$60	$60	$5,282	$43	$44	$3,657
Public finance - non-U.S.	81	28	557	12	8	299
Structured finance - U.S.	8	8	173	(4)	3	227
Structured finance - non-U.S.	—	—	—	—	1	—
Total (2)	$149	$96	$6,012	$51	$56	$4,183
________________________________________________

(1)
PVP and Gross Par Written in the table above are based on "close date," when the transaction settles. Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release. The discount rate used for PVP as of June 30, 2020 is 3%. The prior period has been recast to present PVP discounted at 3% instead of 6%.

(2) While PVP includes the present value of only the premiums the Company estimates it will receive over the expected term of the transaction, under GAAP the Company is required, for certain transactions, to include contractual premiums through the date of legal maturity in GWP.

U.S. public finance GWP increased 40%, and PVP increased 36%, compared with second quarter 2019, including transactions guaranteed in both the primary and secondary market. The average rating of all U.S. public finance par written in second quarter 2020 was A-. The Company guaranteed 62% of insured U.S. public finance new issuance par in second quarter 2020.

Outside the U.S., GWP and PVP also increased in second quarter 2020, compared with second quarter 2019. In second quarter 2020, the Company's new French subsidiary, Assured Guaranty (Europe) SA wrote a guaranty of a solar bond transaction in Spain, and a secondary market guaranty to a European financial institution for a public sector credit. Non-U.S. GWP and PVP also includes the restructuring of an existing insured transaction that resulted in no additional exposure. The Company has consistently written new non-U.S. public finance business every quarter since the end of 2015.

In total, the structured finance sector's GWP and PVP both increased in second quarter 2020 compared with second quarter 2019. New business in second quarter 2020 included an insurance securitization and two whole business securitizations.

Business activity in the international infrastructure and structured finance sectors is influenced by typically long lead times and therefore may vary from period to period.

Asset Management Segment

The Asset Management segment, which consists of BlueMountain Capital Management, LLC (BlueMountain) and its associated entities operating within the Assured Investment Management platform, provides asset management services to outside investors as well as to the Insurance segment.

Asset Management Results
(in millions)

Quarter Ended
June 30,
2020
Revenues
Management fees:
CLOs	$2
Opportunity funds	3
Wind-down funds	7
Total management fees (1)	12
Other income	1
Total revenues	13

Expenses
Amortization of intangible assets	3
Employee compensation and benefit expenses	14
Other operating expenses	7
Total expenses	24
Adjusted operating income (loss) before income taxes	(11)
Provision (benefit) for income taxes	(2)
Adjusted operating income (loss)	$(9)
________________________________________________

(1)
The Asset Management segment presents reimbursable fund expenses netted in other operating expenses, whereas on the condensed consolidated statement of operations such reimbursable expenses are shown gross, as components of asset management fees and other operating expenses.

Asset Management adjusted operating loss was $9 million for second quarter 2020, including $3 million in pretax amortization related to intangible assets, which primarily consist of the fair value of investment management and CLO contracts.

Management fees from CLOs shown in the table above are the net management fees that BlueMountain retains after rebating the portion of these fees that pertains to the CLO equity that is held directly by Assured Investment Management funds. Gross management fees from CLOs, before rebates to Assured Investment Management funds, were $7 million for second quarter 2020. Management fees from opportunity funds are mainly attributable to previously established funds and also includes two opportunity funds in which the Insurance segment’s U.S. insurance subsidiaries invest. Total opportunity fund AUM includes $256 million in assets under management (AUM) for the Insurance segment's U.S. insurance subsidiaries.

Assets Under Management
(in millions)

	CLOs	Opportunity Funds	Liquid Strategies	Wind-Down Funds	Total
Rollforward:
AUM, March 31, 2020	$12,645	$969	$—	$2,865	$16,479

Inflows	741	30	370	—	1,141
Outflows:
Redemptions	—	—	—	—	—
Distributions	(213)	(83)	—	(541)	(837)
Total outflows	(213)	(83)	—	(541)	(837)
Net flows	528	(53)	370	(541)	304
Change in fund value	39	57	1	136	233
AUM, June 30, 2020 (1)	$13,212	$973	$371	$2,460	$17,016

As of June 30, 2020:
Funded AUM (2)	$13,142	$868	$371	$2,438	$16,819
Unfunded AUM (2)	70	105	—	22	197

Fee Earning AUM (2)	$6,513	$804	$371	$2,258	$9,946
Non-Fee Earning AUM (2)	6,699	169	—	202	7,070

As of March 31, 2020:
Funded AUM (2)	$12,634	$849	$—	$2,843	$16,326
Unfunded AUM (2)	11	120	—	22	153

Fee Earning AUM (2)	$6,038	$814	$—	$2,601	$9,453
Non-Fee Earning AUM (2)	6,607	155	—	264	7,026
________________________________________________

(1)	Includes AUM of the insurance company subsidiaries (intercompany AUM) of $256 million in opportunity funds, $221 million in the CLOs and $351 million in liquid strategies.

(2)	Please see “Definitions” at the end of this press release.

Total inflows of $1.1 billion in second quarter 2020 include CLO inflows of $741 million, which mainly consist of a new CLO and an Investment Management Agreement (IMA) with the U.S. insurance company subsidiaries to manage up to $300 million in CLO obligations, of which $100 million had been allocated as of June 30, 2020.

The launch of a new liquid asset strategy contributed inflows of $370 million at the end of second quarter 2020. Funds raised in the new liquid strategies include $100 million of capital from the Insurance segment’s U.S. insurance subsidiaries that were invested in a new municipal bond fund, as well as a $250 million IMA with the U.S. insurance subsidiaries to manage a portfolio of municipal obligations. Liquid strategy investment vehicles typically offer investors redemption rights within one year and are largely invested in liquid securities.

Total outflows for second quarter 2020 were mainly driven by the return of capital from wind-down funds, which include certain funds that are in their harvest period.

Asset Management Leadership Transition

Andrew Feldstein, Assured Guaranty’s Chief Investment Officer and Head of Asset Management, has decided to leave the Company and its subsidiary BlueMountain Capital Management, LLC. BlueMountain’s Deputy Chief Investment Officer David A. Buzen will assume Mr. Feldstein’s responsibilities as Chief Executive Officer and Chief Investment Officer of BlueMountain, and Head of Asset Management and Chief Investment Officer at Assured Guaranty, effective immediately. Mr. Feldstein will remain with the Company as Senior Advisor to the CEO and CIO of BlueMountain through the end of October 2020 to support a smooth transition of responsibilities.

Dominic Frederico, President and CEO of Assured Guaranty said, “I want to thank Andrew for his contributions in helping to establish our Assured Investment Management platform and for integrating BlueMountain into it over the past year. Our commitment to BlueMountain and the Assured Investment Management platform is unchanged. We are pleased with the business diversification we have achieved through this acquisition, continue to support the growth of the business, and have already allocated over $1 billion of our investment portfolio so far to investments BlueMountain manages. David Buzen and the talented senior team at BlueMountain bring exceptional knowledge of our asset management strategy and are well-positioned to oversee the launch of new strategies that are aligned with the firm’s focus on credit-based strategies such as collateralized loan obligations, asset-based investing, municipal bonds, and private investments in areas such as healthcare and infrastructure, as well as the wind down of legacy BlueMountain funds.”

Corporate Division

The Corporate division consists primarily of interest expense on the debt of Assured Guaranty US Holdings Inc. (AGUS) and Assured Guaranty Municipal Holdings Inc. (AGMH), as well as other operating expenses attributed to holding company activities such as Board of Directors' expenses, and administrative services performed by operating subsidiaries for the holding companies.

Corporate Results
(in millions)

	Quarter Ended
	June 30,
	2020	2019

Revenues
Net investment income	$—	$1
Total revenues	—	1

Expenses
Interest expense	23	22
Employee compensation and benefit expenses	3	5
Other operating expenses	6	4
Total expenses	32	31
Equity in net earnings of investees	—	—
Adjusted operating income (loss) before income taxes	(32)	(30)
Provision (benefit) for income taxes	(6)	(4)
Adjusted operating income (loss)	$(26)	$(26)

Adjusted operating loss for the Corporate division for both periods consisted primarily of interest expense and operating expenses of the holding companies. Interest expense includes interest on intersegment debt to the Insurance segment of $2 million in second quarter 2020.

Other Items

Other items consist of intersegment eliminations, reclassifications of reimbursable fund expenses, and consolidation adjustments, including the effect of consolidating financial guaranty (FG) VIEs and certain Assured Investment Management platform investment vehicles.

The types of VIEs the Company consolidates when it is deemed to be the primary beneficiary include (1) entities whose debt obligations the U.S insurance subsidiaries insure, and (2) investment vehicles such as collateralized financing entities and investment funds managed by the Asset Management subsidiaries, in which the U.S. insurance subsidiaries have a variable interest (consolidated investment vehicles). The Company eliminates the effects of intercompany transactions between consolidated VIEs and its insurance and asset management subsidiaries, as well as intercompany transactions between consolidated VIEs.

Generally, the consolidation of the Company's investment vehicles and FG VIEs has a significant gross-up effect on the Company's assets, liabilities and cash flows. The economic effect of the Company's interest in consolidated Assured Investment Management funds and the premiums, investment income and losses associated with consolidated FG VIEs are presented in the Insurance segment. The consolidation of investment vehicles have no net effect on the net income attributable to the Company. On a consolidated basis, the ownership interests of the consolidated Assured Investment Management funds to which it has no economic rights, are reflected as either redeemable or nonredeemable noncontrolling interests in the Company's consolidated financial statements.

Reconciliation to GAAP

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	June 30,
	2020		2019
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$183	$2.10	$142	$1.39
Less pre-tax adjustments:
Realized gains (losses) on investments	4	0.05	8	0.08
Non-credit-impairment unrealized fair value gains (losses) on credit derivatives	97	1.11	(12)	(0.12)
Fair value gains (losses) on committed capital securities (CCS)	(25)	(0.28)	19	0.19
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves	2	0.02	(12)	(0.12)
Total pre-tax adjustments	78	0.90	3	0.03
Less tax effect on pre-tax adjustments	(14)	(0.16)	(2)	(0.02)
Adjusted operating income (loss)	$119	$1.36	$141	$1.38

In second quarter 2020, fair value gains on credit derivatives were generated primarily as a result of price improvements of the underlying collateral, partially offset by losses due to the tightening of Assured Guaranty Corp. (AGC) spreads. In second quarter 2019, non-credit impairment fair value losses were generated primarily as a result of the tightening of AGC spreads. Except for credit impairment, the fair value adjustments on credit derivatives in the insured portfolio are non-economic adjustments that reverse to zero over the remaining term of that portfolio.

Fair value losses on CCS in second quarter 2020 were caused by the steep reduction in London Interbank Offered Rate during the period, while fair value gains on CCS in second quarter 2019 were primarily due to a widening of market spreads. Fair value of CCS is heavily affected by, and in part fluctuates with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

Foreign exchange gains and losses in both periods primarily relate to remeasurement of premiums receivable and are mainly due to changes in the exchange rate of the euro and pound sterling relative to the U.S. dollar.

Common Share Repurchases

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount	Number of Shares	Average Price Per Share

2020 (January 1 - March 31)	$116.2	3.63	$32.03
2020 (April 1 - June 30)	163.8	5.96	27.49
2020 (July 1 - August 6)	18.5	0.80	23.17
Total 2020	$298.5	10.39	$28.74

From 2013 through August 6, 2020, the Company repurchased a total of 116.1 million common shares at an average price of $30.27, representing approximately 60% of the total shares outstanding when the repurchase program began in 2013. As of August 6, 2020, the Company was authorized to purchase $149 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company's capital position, legal requirements and other factors, some of which factors may be impacted by the direct and indirect consequences of the course and duration of the COVID-19 pandemic and evolving governmental and private responses to the pandemic. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Financial Statements

Condensed Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended
	June 30,
	2020	2019
Revenues
Net earned premiums	$121	$112
Net investment income	78	110
Asset management fees	20	—
Net realized investment gains (losses)	4	8
Net change in fair value of credit derivatives	100	(8)
Fair value gains (losses) on CCS	(25)	19
Fair value gains (losses) on FG VIEs	1	33
Fair value gains (losses) on consolidated investment vehicles	31	—
Foreign exchange gain (loss) on remeasurement	2	(14)
Commutation gains (losses)	38	1
Other income (loss)	2	5
Total revenues	372	266
Expenses
Loss and LAE	37	(1)
Interest expense	21	22
Amortization of DAC	4	4
Employee compensation and benefit expenses	46	39
Other operating expenses	42	21
Total expenses	150	85
Income (loss) before income taxes and equity in net earnings of investees	222	181
Equity in net earnings of investees	—	1
Income (loss) before income taxes	222	182
Provision (benefit) for income taxes	34	40
Net income (loss)	188	142
Less: Noncontrolling interests	5	—
Net income (loss) attributable to AGL	$183	$142

Results by Segment
(in millions)

	Three Months Ended June 30, 2020
	Insurance	Asset Management	Corporate	Other	Total

Revenues
Net earned premiums and credit derivative revenues	$125	$—	$—	$(1)	$124
Net investment income	82	—	—	(4)	78
Asset management fees	—	12	—	8	20
Fair value gains (losses) on FG VIEs	—	—	—	1	1
Fair value gains (losses) on consolidated investment vehicles	—	—	—	31	31
Commutation gains (losses)	38	—	—	—	38
Other income (loss)	1	1	—	—	2
Total revenues	246	13	—	35	294

Expenses
Loss expense	39	—	—	(2)	37
Interest expense	—	—	23	(2)	21
Amortization of DAC and intangible assets	4	3	—	—	7
Employee compensation and benefit expenses	29	14	3	—	46
Other operating expenses	18	7	6	8	39
Total expenses	90	24	32	4	150
Equity in net earnings of investees	26	—	—	(26)	—
Adjusted operating income (loss) before income taxes	182	(11)	(32)	5	144
Provision (benefit) for income taxes	28	(2)	(6)	—	20
Noncontrolling interests	—	—	—	5	5
Adjusted operating income (loss)	$154	$(9)	$(26)	$—	$119

Results by Segment (continued)
(in millions)

	Three Months Ended June 30, 2019
	Insurance	Asset Management	Corporate	Other	Total

Revenues
Net earned premiums and credit derivative revenues	$127	$—	$—	$(11)	$116
Net investment income	110	—	1	(1)	110
Fair value gains (losses) on FG VIEs	—	—	—	33	33
Commutation gains (losses)	1	—	—	—	1
Other income (loss)	3	—	—	—	3
Total revenues	241	—	1	21	263

Expenses
Loss expense	(15)	—	—	14	(1)
Interest expense	—	—	22	—	22
Amortization of DAC and intangible assets	4	—	—	—	4
Employee compensation and benefit expenses	34	—	5	—	39
Other operating expenses	17	—	4	—	21
Total expenses	40	—	31	14	85
Equity in net earnings of investees	1	—	—	—	1
Adjusted operating income (loss) before income taxes	202	—	(30)	7	179
Provision (benefit) for income taxes	41	—	(4)	1	38
Noncontrolling interests	—	—	—	—	—
Adjusted operating income (loss)	$161	$—	$(26)	$6	$141

Condensed Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	June 30, 2020	December 31, 2019
Assets
Investment portfolio:
Fixed-maturity securities available-for-sale, at fair value	$8,630	$8,854
Short-term investments, at fair value	821	1,268
Other invested assets	122	118
Total investment portfolio	9,573	10,240
Cash	293	169
Premiums receivable, net of commissions payable	1,294	1,286
DAC	116	111
Salvage and subrogation recoverable	795	747
FG VIEs' assets, at fair value	318	442
Assets of consolidated investment vehicles	1,669	572
Goodwill and other intangible assets	209	216
Other assets	513	543
Total assets	$14,780	$14,326
Liabilities and shareholders' equity
Unearned premium reserve	$3,742	$3,736
Loss and LAE reserve	1,076	1,050
Long-term debt	1,222	1,235
Credit derivative liabilities, at fair value	163	191
FG VIEs' liabilities with recourse, at fair value	332	367
FG VIEs' liabilities without recourse, at fair value	20	102
Liabilities of consolidated investment vehicles	1,236	482
Other liabilities	480	511
Total liabilities	8,271	7,674

Redeemable noncontrolling interests in consolidated investment vehicles	20	7

Common stock	1	1
Retained earnings	6,109	6,295
Accumulated other comprehensive income	333	342
Deferred equity compensation	1	1
Total shareholders' equity attributable to AGL	6,444	6,639
Nonredeemable noncontrolling interests	45	6
Total shareholders' equity	6,489	6,645
Total liabilities, redeemable noncontrolling interests and shareholders’ equity	$14,780	$14,326

Explanation of Non-GAAP Financial Measures

To reflect the key financial measures that management analyzes in evaluating the Company’s operations and progress towards long-term goals, the Company discloses both financial measures determined in accordance with GAAP and financial measures not determined in accordance with GAAP (non-GAAP financial measures).

Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

By disclosing non-GAAP financial measures, the Company gives investors, analysts and financial news reporters access to information that management and the Board of Directors review internally. The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

The Company also provides the effect of VIE consolidation that is embedded in each non-GAAP financial measure, as applicable, which the Company believes may also be useful to investors, analysts and financial news media to evaluate Assured Guaranty’s financial results. GAAP requires the Company to consolidate certain FG VIEs and investment vehicles. The Company does not own the consolidated FG VIEs and its exposure is limited to its obligation under the financial guaranty insurance contract. The Insurance segment presents the economic effect of the financial guaranty contracts associated with the consolidated FG VIEs. The Company does own a substantial ownership interest in its consolidated investment vehicles, which is reflected in the Insurance segment.

Management and the Board of Directors use non-GAAP financial measures further adjusted to remove the effect of VIE consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision making process and in its calculation of certain components of management compensation.

Management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity, further adjusted to remove the effect of VIE consolidation, as the principal financial measure for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares. Management also believes that many of the Company’s fixed income investors also use this measure to evaluate the Company’s capital adequacy.

Management believes that many investors, analysts and financial news reporters also use adjusted book value, further adjusted to remove the effect of VIE consolidation, to evaluate AGL’s share price and as the basis of their decision to recommend, buy or sell the AGL common shares. Adjusted operating income further adjusted for the effect of VIE consolidation enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The core financial measures that the Company uses to help determine compensation are: (1) adjusted operating income, further adjusted to remove the effect of VIE consolidation, (2) adjusted operating shareholders' equity, further adjusted to remove the effect of VIE consolidation, (3) growth in adjusted book value per share, further adjusted to remove the effect of VIE consolidation, and (4) PVP.

In the first quarter of 2020, the Company changed the discount rate used in the calculation of PVP and net present value of estimated future net revenues, which is a component of adjusted book value. Beginning in 2020, the discount rate will be the approximate average pre-tax fixed book yield of fixed-maturity securities purchased in the prior calendar year, excluding loss mitigation bonds. In prior periods the discount rate was a constant 6% discount rate. The Company made these changes and recast prior periods to better reflect the then current interest rate environment. The reconciliation tables of GAAP to non-GAAP financial measures for PVP and ABV indicate the new discount rate for each relevant period.

The following paragraphs and tables define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

Management believes that adjusted operating income is a useful measure because it clarifies the understanding of the underwriting results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1) Elimination of realized gains (losses) on the Company’s investments, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2) Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives that are recognized in net income, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company's credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3) Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

4) Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5) Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Adjusted Operating Shareholders’ Equity and Adjusted Book Value

Management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss.

Adjusted operating shareholders’ equity is the basis of the calculation of adjusted book value (see below). Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1) Elimination of non-credit-impairment unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

2) Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company's credit spreads, price indications on the Company's publicly traded debt, and other market factors and are not expected to result in an economic gain or loss.

3) Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI) (excluding foreign exchange remeasurement). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore should not recognize an economic gain or loss.

4) Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses adjusted book value, further adjusted for VIE consolidation, to measure the intrinsic value of the Company, excluding franchise value. Growth in adjusted book value per share, further adjusted for VIE consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Adjusted book value is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1) Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.

2) Addition of the net present value of estimated net future revenue. See below.

3) Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed, which are not reflected in GAAP equity.

4) Elimination of the tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of GAAP Shareholders' Equity attributable to AGL to
Adjusted Operating Shareholders' Equity and ABV (1)
(in millions, except per share amounts)

	As of
	June 30, 2020		December 31, 2019
	Total	Per Share	Total	Per Share

Shareholders' equity attributable to AGL	$6,444	$76.66	$6,639	$71.18
Less pre-tax adjustments:
Non-credit impairment unrealized fair value gains (losses) on credit derivatives	(47)	(0.56)	(56)	(0.60)
Fair value gains (losses) on CCS	76	0.90	52	0.56
Unrealized gain (loss) on investment portfolio excluding foreign exchange effect	510	6.07	486	5.21
Less taxes	(92)	(1.09)	(89)	(0.95)
Adjusted operating shareholders' equity	5,997	71.34	6,246	66.96
Pre-tax adjustments:
Less: DAC	116	1.37	111	1.19
Plus: Net present value of estimated net future revenue	188	2.24	206	2.20
Plus: Net unearned premium reserve on financial guaranty contracts in excess of expected loss to be expensed	3,317	39.46	3,296	35.34
Plus taxes	(590)	(7.04)	(590)	(6.32)
ABV	$8,796	$104.63	$9,047	$96.99

Gain (loss) related to VIE consolidation included in adjusted operating shareholders' equity	$8	$0.09	$7	$0.07
Gain (loss) related to VIE consolidation included in adjusted book value	(2)	$(0.03)	(4)	(0.05)

Shares outstanding at the end of the period	84.1		93.3
___________________
(1) The discount rate used for net present value of estimated net future revenues as of June 30, 2020 is 3%. The prior period has been recast to present the net present value of net future revenues discounted at 3% instead of 6%.

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the value of the present value of estimated net future revenue for contracts other than financial guaranty insurance contracts (such as specialty insurance and reinsurance contracts and credit derivatives). This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed maturity securities purchased during the prior calendar year, other than loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production for the Company by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premium on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the Company projected would be called), whether in insurance or credit derivative contract form, which management believes GAAP gross written premiums and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed maturity securities purchased during the prior calendar year, other than loss mitigation securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company's PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP (1)
(in millions)

	Quarter Ended
	June 30, 2020
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$60	$81	$8	$—	$149
Less: Installment GWP and other GAAP adjustments(2)	—	81	8	—	89
Upfront GWP	60	—	—	—	60
Plus: Installment premium PVP	—	28	8	—	36
PVP	$60	$28	$8	$—	$96

	Quarter Ended
	June 30, 2019
	Public Finance		Structured Finance
	U.S.	Non - U.S.	U.S.	Non - U.S.	Total
GWP	$43	$12	$(4)	$—	$51
Less: Installment GWP and other GAAP adjustments(2)	(1)	12	(4)	—	7
Upfront GWP	44	—	—	—	44
Plus: Installment premium PVP	—	8	3	1	12
PVP	$44	$8	$3	$1	$56
________________________________________________

(1)	The discount rate used for PVP as of June 30, 2020 is 3%. The prior period has been recast to present PVP discounted at 3% instead of 6%.

(2)
Includes present value of new business on installment policies discounted at the prescribed GAAP discount rates, GWP adjustments on existing installment policies due to changes in assumptions, and other GAAP adjustments.

Definitions

The Company uses AUM as a metric to measure progress in its Asset Management segment. The Company uses measures of its AUM in its decision-making process and intends to use a measure of change in AUM in its calculation of certain components of management compensation. Investors also use AUM to evaluate companies that participate in the asset management business. AUM refers to the assets managed, advised or serviced by the Asset Management segment and equals the sum of the following:

•
the amount of aggregate collateral balance and principal cash of Assured Investment Management's CLOs, including CLO equity that may be held by Assured Investment Management funds. This also includes CLO assets managed by BlueMountain Fuji Management, LLC (BM Fuji). BlueMountain is not the investment manager of BM Fuji CLOs, but rather has entered into a services agreement and a secondary agreement with BM Fuji pursuant to which BlueMountain provides certain services associated with the management of BM Fuji-advised CLOs and acts in the capacity of service provider, and

•	the net asset value of all funds and accounts other than CLOs, plus any unfunded commitments.

The Company’s calculation of AUM may differ from the calculation employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers.  The calculation also differs from the manner in which Assured Investment Management affiliates registered with the U.S. Securities and Exchange Commission (SEC) report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways.

The Company also uses several other measurements of AUM to understand and measure its AUM in more detail and for various purposes, including its relative position in the market and its income and income potential:

“Third-party assets under management” or “3rd Party AUM” refers to the assets Assured Investment Management manages or advises on behalf of third-party investors. This includes current and former employee investments in Assured Investment Management's funds. For CLOs, this also includes CLO equity that may be held by Assured Investment Management's funds.

“Intercompany assets under management” or “Intercompany AUM” refers to the assets Assured Investment Management manages or advises on behalf of the Company. This includes investments from affiliates of Assured Guaranty along with general partners' investments of BlueMountain (or its affiliates) into the funds.

“Funded assets under management” or “Funded AUM” refers to assets that have been deployed or invested into the funds or CLOs.

“Unfunded assets under management” or “Unfunded AUM” refers to unfunded capital commitments from closed-end funds and CLO warehouse fund.

“Fee earning assets under management” or “Fee Earning AUM” refers to assets where Assured Investment Management collects fees and has elected not to waive or rebate fees to investors.

“Non-fee earning assets under management” or “Non-Fee Earning AUM” refers to assets where Assured Investment Management does not collect fees or has elected to waive or rebate fees to investors. Assured Investment Management reserves the right to waive some or all fees for certain investors, including investors affiliated with Assured Investment Management and/or the Company. Further, to the extent that the Company's wind-down and/or opportunity funds are invested in Assured Investment Management managed CLOs, BlueMountain may rebate any management fees and/or performance compensation earned from the CLOs to the extent such fees are attributable to the wind-down and opportunity funds’ holdings of CLOs also managed by Assured Investment Management.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, August 7, 2020. The conference call will be available via live and archived webcast in the Investor Information section of the Company's website at AssuredGuaranty.com or by dialing 1-877-281-1545 (in the U.S.) or 1-412-902-6609 (International). A replay of the call will be made available through November 7, 2020. To listen to the replay, dial 1-877-344-7529 (in the U.S.) or 1-412-317-0088 (International), passcode 10146525. The replay will be available one hour after the conference call ends.

Please refer to Assured Guaranty's June 30, 2020 Financial Supplement, which is posted on the Company's website at assuredguaranty.com/agldata, for more information on the Company's financial guaranty portfolio, investment portfolio and other items. The Company is also posting on the same page of its website:

•	“Public Finance Transactions in 2Q 2020,” which lists the U.S. public finance new issues insured by the Company in second quarter 2020, and

•	“Structured Finance Transactions at June 30, 2020,” which lists the Company's structured finance exposure as of that date.

In addition, the Company is posting at assuredguaranty.com/presentations the “June 30, 2020 Equity Investor Presentation.” Furthermore, the Company's separate-company subsidiary financial supplements and its Fixed Income Presentation for the current quarter will be posted on the Company's website when available. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and international public finance, infrastructure and structured finance markets and also provides asset management services. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. For example, Assured Guaranty's calculations of ABV, PVP, net present value of estimated future installment premiums in force and total estimated net future premium earnings and statements regarding its capital position and demand for its insurance and other forward-looking statements could be affected by the development, course and duration of the COVID-19 pandemic and the governmental and private actions taken in response, and the global consequences of the pandemic and such actions, including their impact on the factors listed below; changes in the world’s credit markets, segments thereof, interest rates, credit spreads or general economic conditions; developments in the world’s financial and capital markets that adversely affect insured obligors’ repayment rates, Assured Guaranty’s insurance loss or recovery experience, investments of Assured Guaranty or assets it manages; reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty's insurance; the loss of investors in Assured Guaranty's asset management strategies or the failure to attract new investors to Assured Guaranty's asset management business; the possibility that budget or pension shortfalls or other factors will result in credit losses or impairments on obligations of state, territorial and local governments and their related authorities and public corporations that Assured Guaranty insures or reinsures; insured losses in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures; increased competition, including from new entrants into the financial guaranty industry; poor performance of Assured Guaranty's asset management strategies compared to the performance of the asset management strategies of Assured Guaranty's competitors; the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments and investments it manages, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity or to unanticipated consequences; the impact of market volatility on the mark-to-market of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, most of its contracts written in credit default swap form, and VIEs as well as on the mark-to-market of assets Assured Guaranty manages; rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; the inability of Assured Guaranty to access external sources of capital on acceptable terms; changes in applicable accounting policies or practices; changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; the failure of Assured Guaranty to successfully integrate the business of BlueMountain and its associated entities; the possibility that acquisitions made by Assured Guaranty, including its acquisition of BlueMountain, do not result in the benefits anticipated or subject Assured Guaranty to unanticipated consequences; difficulties with the execution of Assured Guaranty’s business strategy; loss of key personnel; the effects of mergers, acquisitions and divestitures; natural or man-made catastrophes or pandemics; other risk factors identified in AGL’s filings with the SEC; other risks and uncertainties that have not been identified at this time; and management’s response to these factors. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of August 7, 2020, and Assured Guaranty undertakes no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Vice President, Corporate Communications
212-408-6042
adurani@agltd.com